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EXHIBIT 21.1

LIST OF SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

1.
Stereographics Corporation—Incorporated in California
2.
ColorLink, Inc.—Incorporated in Delaware
3.
Digital Link LLC—Incorporated in California
4.
Digital Link II LLC—Incorporated in Delaware
5.
Real D International Godo Kaisha—Incorporated in Japan
6.
Real D Europe Limited—Incorporated in the United Kingdom
7.
RealD Hong Kong Limited—Incorporated in Hong Kong
8.
RealD Shanghai 3D Equipment Leasing Co., Ltd.—Incorporated in China
9.
RealD DDMG Acquisition, LLC—Incorporated in Delaware
10.
RealD Brasil Ltda.—Incorporated in Brazil

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  EXHIBIT 21.1
LIST OF SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT